Exhibit 99.1

EQT Midstream Partners Reports 2014 Results

29% Annual Distribution Growth

PITTSBURGH--(BUSINESS WIRE)--February 5, 2015--EQT Midstream Partners, LP (NYSE: EQM), an EQT Corporation (EQT) company, today announced full-year and fourth quarter 2014 financial and operating results. For the year, net income totaled $232.8 million, while adjusted EBITDA was $255.6 million and distributable cash flow was $229.5 million. Net income for the quarter totaled $74.7 million and adjusted EBITDA was $85.9 million. Distributable cash flow was $76.2 million for the quarter. Adjusted operating income was $78.3 million, or 39% higher than the same quarter in 2013. The non-GAAP financial measures are reconciled in the Non-GAAP Disclosures section of this news release.

2014 Highlights:

  Achieved 29% year-over-year per unit distribution growth
  Expanded transmission capacity by 33% or 750 MMcf per day
  Increased third-party adjusted transmission and storage revenue by 45% year-over-year¹
  Completed $1.2 billion Jupiter gathering system acquisition
  Secured firm commitments on Ohio Valley Connector
  Announced the Partnership to be joint venture partner in Mountain Valley Pipeline, LLC

¹ Normalized for Equitable Gas Company, LLC (EGC) sale. Subsequent to the sale, EGC revenues are third-party revenues.

In December 2013, EQT Midstream Partners, LP (Partnership) entered into a capital lease with EQT for the lease of its Allegheny Valley Connector facilities (AVC), which includes a 200-mile pipeline regulated by the Federal Energy Regulatory Commission (FERC). The Partnership operates the AVC and the related revenues and expenses are included in the Partnership’s financial statements; however, the monthly lease payment to EQT offsets the impact on the Partnership’s distributable cash flow. As a result, fourth quarter 2014 operating results are discussed on an adjusted basis, excluding the AVC. Payments due under the lease totaled $7.0 million for the fourth quarter and $21.8 million for the full-year. The revenues and expenses associated with the AVC are found in the reconciliation table in the Non-GAAP Disclosures section of this news release.

Fourth quarter adjusted operating revenues increased $23.3 million, or 29%, compared to the same quarter in the previous year. The increase was primarily due to increased contracted firm transmission capacity and throughput from third-parties and EQT. Adjusted operating expenses increased $1.5 million versus the fourth quarter of 2013, consistent with the growth of the business.

Quarterly Distribution

The Partnership announced a quarterly cash distribution of $0.58 per unit for the fourth quarter of 2014. The distribution will be paid on February 13, 2015 to all unitholders of record at the close of business on February 3, 2015. The quarterly cash distribution is $0.12 per unit, or 26% higher than the fourth quarter of 2013; and $0.03 per unit, or 5% higher than the third quarter of 2014. Full-year 2014 cash distributions were $2.14 per unit, an increase of $0.48 per unit, or 29% higher than the full-year 2013 cash distributions of $1.66 per unit.

Guidance

The Partnership forecasts first quarter 2015 adjusted EBITDA of $82 - $87 million and reiterates its full-year 2015 forecasted adjusted EBITDA of $330 - $345 million, and distributable cash flow of $280 - $295 million. The Partnership expects to continue to increase the per unit distribution by a minimum of $0.03 each quarter through at least 2016. The guidance does not include financial impacts of potential acquisitions.

CAPITAL EXPENDITURES

Expansion

During the fourth quarter, the Partnership placed two transmission expansion projects in service; the 100 MMcf per day west side expansion for Antero Resources and a 100 MMcf per day expansion for Range Resources. As of year-end 2014, the Partnership’s total transmission capacity was 3.0 Bcf per day. Fourth quarter capital expenditures related to these expansion projects totaled $19.6 million.

The Partnership also invested approximately $17.8 million in the Ohio Valley Connector (OVC) project in the fourth quarter. The OVC is estimated to cost $300 million, of which approximately $120 - $130 million will be invested in 2015.

In the fourth quarter, the Partnership installed 350 MMcf per day of compression capacity on the Jupiter gathering system, bringing total compression capacity on the Jupiter system to 575 MMcf per day. Jupiter-related capital expenditures totaled $45.1 million during the fourth quarter.

Expansion capital expenditures totaled $221.9 million in 2014 and $90.3 million in the fourth quarter. The Partnership reiterates its 2015 forecast for total expansion capital expenditures, including capital contributions to Mountain Valley Pipeline, LLC, of approximately $380 - $410 million.

Ongoing Maintenance

Ongoing maintenance capital expenditures are cash expenditures made to maintain, over the long-term, the Partnership’s operating capacity or operating income. Ongoing maintenance capital expenditures, net of expected reimbursements, totaled $15.2 million in 2014 and $4.6 million in the fourth quarter.

Project Updates

Ohio Valley Connector

The OVC will extend the Partnership’s transmission and storage system from Wetzel County, West Virginia to Clarington, Ohio, where the pipeline will interconnect with the Texas Eastern and Rockies Express pipelines. The pipeline will provide approximately 1 Bcf per day of transmission capacity, of which 650 MMcf per day is contracted for 20 years. In December 2014, the Partnership submitted the OVC certificate application, which also includes related transmission expansion projects, to the FERC and anticipates receiving the certificate in the second half of 2015. The OVC is expected to be in-service by mid-year 2016.

Mountain Valley Pipeline

As previously announced, the Partnership will assume EQT’s interest in Mountain Valley Pipeline, LLC, a joint venture with a subsidiary of NextEra Energy, Inc. The Mountain Valley Pipeline (MVP) will extend from the Partnership’s transmission and storage system in Wetzel County, West Virginia to Transco Station 165 in Pittsylvania County, Virginia. The Partnership expects to hold the largest ownership interest in the joint venture and will operate the estimated 300-mile pipeline. Mountain Valley Pipeline, LLC has secured a total of 2 Bcf per day of firm capacity commitments at 20-year terms, and is currently in negotiation with additional shippers who have expressed interest in the MVP project.

During the fourth quarter 2014, Mountain Valley Pipeline, LLC began the FERC pre-filing process and plans to submit the MVP certificate application to the FERC in the fourth quarter 2015. The pipeline is expected to be in-service during the fourth quarter of 2018.

NON-GAAP DISCLOSURES

Adjusted EBITDA and Distributable Cash Flow

As used in this news release, adjusted EBITDA means net income plus interest expense, depreciation and amortization expense, income tax expense (if applicable) and non-cash long-term compensation expense, less non-cash adjustments (if applicable), other income, capital lease payments and Jupiter adjusted EBITDA prior to acquisition (if applicable). As used in this news release, distributable cash flow means adjusted EBITDA less interest expense, excluding capital lease interest and ongoing maintenance capital expenditures, net of expected reimbursements. Distributable cash flow should not be viewed as indicative of the actual amount of cash that the Partnership has available for distributions from operating surplus or that the Partnership plans to distribute. Adjusted EBITDA and distributable cash flow are non-GAAP supplemental financial measures that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess:

  the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of adjusted EBITDA, financing methods;
  the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders;
  the Partnership’s ability to incur and service debt and fund capital expenditures; and
  the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership believes that adjusted EBITDA and distributable cash flow provide useful information to investors in assessing the Partnership’s financial condition and results of operations. Adjusted EBITDA and distributable cash flow should not be considered as alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA and distributable cash flow have important limitations as analytical tools because they exclude some, but not all, items that affect net income and net cash provided by operating activities. Additionally, because adjusted EBITDA and distributable cash flow may be defined differently by other companies in its industry, the Partnership’s definition of adjusted EBITDA and distributable cash flow may not be comparable to similarly titled measures of other companies, thereby diminishing their utility. The table below reconciles adjusted EBITDA and distributable cash flow with net income and net cash provided by operating activities as derived from the statements of consolidated operations and cash flows to be included in the Partnership’s annual report on Form 10-K for the year ended December 31, 2014.

Reconciliation of Adjusted EBITDA and Distributable Cash Flow

	Three Months Ended	Twelve Months Ended
	December 31, 2014	December 31, 2014
	(in thousands)
Operating revenues:
Transmission and storage	$73,942	$254,820
Gathering	38,194	138,139
Total operating revenues	112,136	392,959
Operating expenses:
Operating and maintenance	12,167	45,434
Selling, general and administrative	6,259	37,190
Depreciation and amortization	9,857	36,599
Total operating expenses	28,283	119,223
Operating income	83,853	273,736
Other income	715	2,349
Interest expense	9,912	30,856
Income tax expense	–	12,456
Net income	$74,656	$232,773
Add:
Interest expense	9,912	30,856
Depreciation and amortization	9,857	36,599
Income tax expense	–	12,456
Non-cash long-term compensation expense	784	3,368
Less:
Non-cash adjustments	(1,520)	(1,520)
Other income	(715)	(2,349)
Capital lease payments	(7,042)	(21,802)
Adjusted EBITDA attributable to Jupiter prior to acquisition(1)	–	(34,733)
Adjusted EBITDA	$85,932	$255,648
Less:
Interest expense, excluding capital lease interest	(5,037)	(10,968)
Ongoing maintenance capital expenditures, net of reimbursements	(4,657)	(15,196)
Distributable cash flow	$76,238	$229,484
Distributions declared(2):
Limited Partner	$35,199	$123,560
General Partner	5,981	14,209
Total	$41,180	$137,769
Coverage ratio	1.85x	1.67x

	Three Months	Twelve Months
	Ended	Ended
	December 31, 2014	December 31, 2014
	(in thousands)	(in thousands)
Net cash provided by operating activities	$68,543	$257,524
Adjustments:
Interest expense	9,912	30,856
Current tax expense	–	12,028
Capital lease payments	(7,042)	(21,802)
Adjusted EBITDA attributable to Jupiter prior to acquisition(1)	–	(34,733)
Other, including changes in working capital	14,519	11,775
Adjusted EBITDA	$85,932	$255,648

(1) Adjusted EBITDA attributable to Jupiter prior to acquisition was excluded from the Partnership’s adjusted EBITDA calculation as these amounts were generated by Jupiter prior to the Partnership’s acquisition; therefore, they were not amounts that could have been distributed to the Partnership’s unitholders. Adjusted EBITDA attributable to Jupiter for 2014 prior to the acquisition was calculated as net income of $20.1 million plus depreciation and amortization expense of $2.1 million plus income tax expense of $12.5 million.

(2) Reflects cash distribution of $0.58 per limited partner unit for the fourth quarter and $2.14 per limited partner unit for the year-ended 2014.

Adjusted Operating Revenues, Adjusted Operating Expenses, Adjusted Operating Income and Adjusted Income Before Income Taxes

Adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes, all of which exclude the impact of the AVC, are non-GAAP supplemental financial measures that are presented because they are important measures used by management to evaluate the Partnership’s performance. The AVC did not have a net positive or negative impact on the Partnership’s distributable cash flow. Adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes should not be considered as alternatives to operating revenues, operating expenses, operating income or income before income taxes, or any other measure of financial performance presented in accordance with GAAP. The table below reconciles adjusted operating revenues, adjusted operating expenses, adjusted operating income and adjusted income before income taxes with operating revenues, operating expenses, operating income and income before income taxes as derived from the statements of consolidated operations to be included in the Partnership’s annual report on Form 10-K for the year ended December 31, 2014.

	Three Months Ended December 31, 2014
			Adjusted
		Adjustment	Results
	Reported	to exclude	(excludes
(in thousands)	Results	AVC	AVC)
Operating revenues:
Operating revenues – affiliate	$68,335	$—	$68,335
Operating revenues – third-party	43,801	(9,107)	34,694
Total operating revenues	112,136	(9,107)	103,029

Operating expenses
Operating and maintenance	12,167	(1,665)	10,502
Selling, general and administrative	6,259	(400)	5,859
Depreciation and amortization	9,857	(1,489)	8,368
Total operating expenses	28,283	(3,554)	24,729
Operating income	83,853	(5,553)	78,300
Other income	715	—	715
Interest expense	9,912	(4,874)	5,038
Income before income taxes	$74,656	$(679)	$73,977

	Three Months Ended December 31, 2013
			Adjusted
		Adjustment	Results
	Reported	to exclude	(excludes
(in thousands)	Results(1)	AVC	AVC)
Operating revenues:
Operating revenues – affiliate(2)	$67,070	$—	$67,070
Operating revenues – third-party(2)	13,943	(1,288)	12,655
Total operating revenues	81,013	(1,288)	79,725

Operating expenses
Operating and maintenance	9,558	(75)	9,483
Selling, general and administrative	7,802	(183)	7,619
Depreciation and amortization	6,601	(443)	6,158
Total operating expenses	23,961	(701)	23,260
Operating income	57,052	(587)	56,465
Other income	397	—	397
Interest expense	1,059	(843)	216
Income before income taxes	$56,390	$256	$56,646

(1) Q4 2013 has been recast to include the historical results of the Jupiter Gathering System, which was acquired on May 7, 2014.

(2) On December 17, 2013, EQT completed the sale of EGC. Prior to the sale, revenues from EGC were affiliate revenues. Subsequent to the sale, EGC revenues are third party revenues. In the fourth quarter 2013, EGC revenues reported as affiliate revenues totaled $8.7 million.

Affiliate and third-party transmission and storage revenue adjusted for AVC and normalized for EGC

In December 2013, EQT completed the sale of Equitable Gas Company, LLC (EGC). In conjunction with the closing, the Partnership extended its existing 450 MMcf per day transmission and storage contract with EGC for 20 years. Revenues from EGC were affiliate revenues prior to the sale and are third party revenues subsequent to the sale. After normalizing for EGC, 2014 affiliate adjusted transmission and storage revenue was 18% higher than 2013 and third-party adjusted transmission and storage revenue was 45% higher. In 2014, third-parties accounted for 48% of total adjusted transmission and storage operating revenue.

	Twelve Months Ended, December 31,
	2014	2013
Transmission and Storage	Adjusted	Adjusted
Operating Revenues	Results	Results			2014
	(excludes	(excludes		Normalized	vs
(in thousands)	AVC)(1)	AVC)(2)	EGC	for EGC	2013
Affiliate	$116,348	$135,998	$(37,583)	$98,415	18%
Third-party	107,928	36,595	37,583	74,178	45%
Total transmission and storage operating revenues	$224,276	$172,593	$—	$172,593	30%

(1) 2014 adjusted transmission and storage revenues excluding AVC are calculated as transmission and storage revenues as reported of $254.8 million less AVC revenues of $30.5 million.

(2) 2013 adjusted transmission and storage revenues excluding AVC are calculated as transmission and storage revenues as reported of $173.9 million less AVC revenues of $1.3 million.

Q4 2014 Webcast Information

EQT Midstream Partners will host a live webcast with security analysts today at 11:30 a.m. ET. Topics include fourth quarter and full-year 2014 financial results, operating results, and other matters. The webcast is available at www.eqtmidstreampartners.com and a replay will be available for seven days following the call.

EQT Corporation (EQT), which is the Partnership's general partner and owner of a 36.4% equity interest in the Partnership, will also host a webcast with security analysts today at 10:30 a.m. ET. The Partnership's unitholders are encouraged to listen-in, as the discussion may include topics relevant to the Partnership, such as EQT's financial and operational results, potential asset dropdown transactions, and specific reference to the Partnership's 2014 results. The webcast can be accessed via www.eqt.com and will be available as a replay for seven days following the call.

About EQT Midstream Partners:

EQT Midstream Partners, LP is a growth-oriented limited partnership formed by EQT Corporation to own, operate, acquire, and develop midstream assets in the Appalachian Basin. The Partnership provides midstream services to EQT Corporation and third-party companies through its strategically located transmission, storage, and gathering systems that service the Marcellus and Utica regions. The Partnership owns 700 miles and operates an additional 200 miles of FERC-regulated interstate pipelines; and also owns more than 1,500 miles of high- and low-pressure gathering lines.

Visit EQT Midstream Partners, LP at www.eqtmidstreampartners.com

Cautionary Statements

EBITDA is defined as earnings before interest, taxes, depreciation, and amortization and is not a financial measure calculated in accordance with GAAP. EBITDA is a non-GAAP supplemental financial measure that the Partnership’s management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, use to assess: (i) the Partnership’s operating performance as compared to other publicly traded partnerships in the midstream energy industry without regard to historical cost basis or, in the case of EBITDA, financing methods; (ii) the ability of the Partnership’s assets to generate sufficient cash flow to make distributions to the Partnership’s unitholders; (iii) the Partnership’s ability to incur and service debt and fund capital expenditures; and (iv) the viability of acquisitions and other capital expenditure projects and the returns on investment of various investment opportunities.

The Partnership is unable to provide a reconciliation of its projected adjusted EBITDA and projected distributable cash flow to projected net income or projected net cash provided by operating activities, the most comparable financial measures calculated in accordance with generally accepted accounting principles (GAAP), because of uncertainties associated with projecting future net income and changes in assets and liabilities.

Disclosures in this news release contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. Statements that do not relate strictly to historical or current facts are forward-looking. Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and growth and anticipated financial and operational performance of the Partnership and its subsidiaries, including guidance regarding the Partnership’s transmission and storage and gathering revenue growth and volume growth; revenue projections; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to transmission and gathering projects); the timing, cost, capacity and expected interconnects with facilities and pipelines of the Ohio Valley Connector (OVC) and Mountain Valley Pipeline (MVP) projects; the ultimate terms, partners and structure of the MVP joint venture; the Partnership’s assumption of EQT’s interest in the MVP joint venture; natural gas production growth in the Partnership’s operating areas for EQT and third parties; asset acquisitions, including the Partnership’s ability to complete any asset purchases from EQT or third parties; internal rate of return (IRR); compound annual growth rate (CAGR), capital commitments, projected capital and operating expenditures, including the amount and timing of capital expenditures reimbursable by EQT, capital budget and sources of funds for capital expenditures; liquidity and financing requirements, including funding sources and availability; distribution rate and growth; projected adjusted EBITDA, and projected distributable cash flow, including the effect of the AVC lease on distributable cash flows; future AVC lease payments; the effects of government regulation, litigation, and tax position. These forward looking statements involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. The Partnership has based these forward-looking statements on current expectations and assumptions about future events. While the Partnership considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, most of which are difficult to predict and many of which are beyond the Partnership’s control. Risks and uncertainties that may affect the operations, performance and results of the Partnership’s business and forward-looking statements include, those set forth under Item 1A, “Risk Factors,” of the Partnership’s Form 10-K for the year ended December 31, 2013 and in the Partnership's Form 10-K for the year ended December 31, 2014 to be filed with the SEC, as updated by any subsequent Form 10-Qs. Any forward-looking statement speaks only as of the date on which such statement is made and the Partnership does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Information in this press release regarding EQT Corporation and its subsidiaries, other than the Partnership, is derived from publicly available information published by EQT.

This release serves as qualified notice to nominees under Treasury Regulation Sections 1.1446-4(b)(4) and (d). Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate for individuals or corporations, as applicable. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

EQT Midstream Partners, LP
Statements of Consolidated Operations (unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
(Thousands, except per unit amounts)	2014	2013((1))	2014((1))	2013((1))
Operating revenues(2)	112,136	81,013	392,959	303,712

Operating expenses:
Operating and maintenance	12,167	9,558	45,434	35,578
Selling, general and administrative	6,259	7,802	37,190	29,101
Depreciation and amortization	9,857	6,601	36,599	25,924
Total operating expenses	28,283	23,961	119,223	90,603
Operating income	83,853	57,052	273,736	213,109
Other income	715	397	2,349	1,242
Interest expense	9,912	1,059	30,856	1,672
Income before income taxes	74,656	56,390	245,229	212,679
Income tax expense	—	9,731	12,456	41,572
Net income	$74,656	$46,659	$232,773	$171,107

Calculation of limited partner interest in net income:
Net income	$74,656	$46,659	$232,773	$171,107
Less:
Pre-acquisition net income allocated to parent	—	(15,907)	(20,151)	(67,529)
General partner interest in net income	(6,651)	(1,201)	(15,705)	(2,927)
Limited partner interest in net income	$68,005	$29,551	$196,917	$100,651

Net income per limited partner unit - basic	$1.12	$0.62	$3.53	$2.47
Net income per limited partner unit - diluted	$1.12	$0.62	$3.52	$2.46

Weighted average limited partner units outstanding – basic	60,699	47,809	55,745	40,739
Weighted average limited partner units outstanding – diluted	60,877	47,930	55,883	40,847

(1) 2014 and 2013 have been recast to include historical results of the Jupiter Gathering System, which was acquired on May 7, 2014.

(2) Operating revenues included affiliate revenues of $68.3 million and $67.1 million for Q4 2014 and Q4 2013, respectively, and $245.1 million and $260.3 million for 2014 and 2013, respectively. On December 17, 2013, EQT completed the sale of EGC. Prior to the sale, revenues from EGC were affiliate revenues. Subsequent to the sale, EGC revenues are third party revenues. EGC revenues reported as affiliate revenues totaled $8.7 million in the fourth quarter 2013 and $37.6 million for the full-year 2013.

EQT Midstream Partners, LP
Operating Results

	Three Months Ended			Twelve Months Ended
	December 31,			December 31,
	2014		2013(1)	2014(1)	2013(1)
OPERATING DATA (in BBtu per day):
Transmission pipeline throughput (excluding AVC)	1,884		1,291	1,626	1,139
AVC transmission throughput	189		27	168	7
Gathered volumes	846		643	743	629

CAPITAL EXPENDITURES (in thousands):
Expansion capital expenditures	$90,217		$21,162	$221,856	$74,883
Maintenance capital expenditures:
Ongoing maintenance(2)	4,657		9,719	15,689	21,267
Funded regulatory compliance	1,654		2,242	7,603	12,093
Total maintenance capital expenditures	6,294		11,961	23,292	33,360
Total capital expenditures	$96,528	$	$33,123	$245,148	$108,243

(1) 2014 and 2013 have been recast to include historical results of the Jupiter Gathering System, which was acquired on May 7, 2014.

(2) Includes reimbursements of $0.5 million in 2014 and $3.1 million in 2013. Reimbursements are reflected as capital contributions when received from EQT.

CONTACT:
EQT Midstream Partners, LP
Analyst inquiries please contact:
Nate Tetlow – Investor Relations Director, 412-553-5834
ntetlow@eqtmidstreampartners.com
or
Patrick Kane – Chief Investor Relations Officer, 412-553-7833
pkane@eqtmidstreampartners.com
or
Media inquiries please contact:
Natalie Cox – Corporate Director, Communications, 412-395-3941
ncox@eqtmidstreampartners.com